AMERITRANS CAPITAL CORPORATION AND SUBSIDIARIES

Financial Statements

June 30, 2003, 2002 and 2001

CONTENTS

INDEX TO FINANCIAL STATEMENTS

Page
INDEPENDENT AUDITORS’ REPORTS
Rosen Seymour Shapss Martin & Company LLP	F2
Marcum & Kliegman, LLP	F3
CONSOLIDATED FINANCIAL STATEMENTS
Balance Sheets at June 30, 2003 and 2002 and September30, 2003 (unaudited)
F4
Statements of Income for the Years Ended June 30, 2003, 2002, and 2001 and for the three months ended September30, 2003 (unaudited) and 2002 (unaudited)
F5
Statements of Comprehensive Income for the Years Ended June 30, 2003, 2002, and 2001 and for the three months ended September30, 2003 (unaudited) and 2002 (unaudited)
F6
Statements of Stockholders’ Equity for the Years Ended June 30, 2003, 2002, and 2001 and the for three months ended September30, 2003 (unaudited)
F7
Statements of Cash Flows for the Years Ended June 30, 2003, 2002, and 2001 and for the three months ended September30, 2003 (unaudited) and 2002 (unaudited)
F8
Notes to Consolidated Financial Statements	F9 – F23
Schedule of Loans as of June 30, 2003	F24

INDEPENDENT AUDITORS’ REPORT

To the Board of Directors and Stockholders of
Ameritrans Capital Corporation and Subsidiaries:

We have audited the accompanying consolidated balance sheet of Ameritrans Capital Corporation and Subsidiaries (the "Company") as of June 30, 2003, and the related consolidated statements of income, comprehensive income, stockholders’ equity and cash flows for the year ended June 30, 2003, and the schedule of loans as of June 30, 2003.  These consolidated financial statements and schedule are the responsibility of the Company’s management.  Our responsibility is to express an opinion on these consolidated financial statements and schedule based on our audit.

We conducted our audit in accordance with auditing standards generally accepted in the United States of America.  Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement.  An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements.  An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.  We believe that our audit provides a reasonable basis for our opinion.

As explained in Note 1, the consolidated financial statements include loans valued at $55,068,178 and $54,791,331 as of June 30, 2003 and 2002, respectively, whose values have been estimated by the Board of Directors in the absence of readily ascertainable market values.  We have reviewed the procedures used by the Board of Directors in arriving at their estimate of the value of such loans and have inspected underlying documentation and, in the circumstances, we believe the procedures are reasonable and the documentation is appropriate.  However, because of the inherent uncertainty of valuation, those estimated values may differ significantly from the values that would have been used had a ready market for such loans existed.

In our opinion, the consolidated financial statements and schedule referred to above present fairly, in all material respects, the financial position of Ameritrans Capital Corporation and Subsidiaries as of June 30, 2003, and the results of their operations and their cash flows for the year ended June 30, 2003, in conformity with accounting principles generally accepted in the United States of America.

/s/ Rosen Seymour Shapss Martin & Company LLP

CERTIFIED PUBLIC ACCOUNTANTS

New York, New York
September 3, 2003

INDEPENDENT AUDITORS’ REPORT

To the Board of Directors and Stockholders of
Ameritrans Capital Corporation and Subsidiaries

We have audited the accompanying consolidated balance sheet of Ameritrans Capital Corporation and Subsidiaries as of June 30, 2002, and the related consolidated statements of income, comprehensive income, stockholders’ equity and cash flows for the years ended 2002, and 2001.  These consolidated financial statements are the responsibility of the Company’s management.  Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America.  Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement.  An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements.  An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.  We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Ameritrans Capital Corporation and Subsidiaries as of June 30, 2002, and the results of their operations and their cash flows for the years ended June 30, 2002 and 2001 in conformity with accounting principles generally accepted in the United States of America.

As explained in Note 1, the consolidated financial statements include loans valued at $54,791,331 as of June 30, 2002, whose values have been estimated by the Board of Directors in the absence of readily ascertainable market values.  We have reviewed the procedures used by the Board of Directors in arriving at their estimate of the value of such loans and have inspected underlying documentation and, in the circumstances, we believe the procedures are reasonable and the documentation is appropriate.  However, because of the inherent uncertainty of valuation, those estimated values may differ significantly from the values that would have been used had a ready market for such loans existed, and the differences could be material.

New York, NY
September 17, 2002

/s/ Marcum & Kliegman, LLP

CONSOLIDATED BALANCE SHEETS

June 30, 2003 and 2002 and September 30, 2003 (Unaudited)

	2003	2002	September 30, 2003 (Unaudited)

Assets

Loans receivable	$ 55,306,678	$ 55,029,831	$ 54,083,564
Less unrealized depreciation on loans receivable	(238,500)	(238,500)	(238,500)

Loans receivable, net	55,068,178	54,791,331	53,845,064
Cash and cash equivalents	498,669	774,062	302,205
Accrued interest receivable, net of unrealized depreciation of $691,000, $300,000, and $775,800	1,321,591	1,103,347	1,241,868
Assets acquired in satisfaction of loans	1,142,189	1,108,088	1,142,189
Receivables from debtors on sales of assets acquired in satisfaction of loan	431,258	367,271	431,258
Equity securities	929,405	443,327	1,054,046
Furniture, equipment and leasehold improvements, net	173,100	107,757	475,427
Medallions owned	—	—	300,300
Prepaid expenses and other assets	527,511	313,033	644,827

Total assets	$ 60,091,901	$ 59,008,216	$ 59,437,184

Liabilities and Stockholders’ Equity

Liabilities:
Debentures payable to SBA	$ 9,200,000	$ 7,860,000	$ 10,480,000
Notes payable, bank	34,130,000	33,720,000	32,379,902
Accrued expenses and other liabilities	485,710	434,339	631,983
Accrued interest payable	219,671	258,358	97,217
Dividends payable	84,375	68,438	84,375

Total liabilities	44,119,756	42,341,135	43,673,477

Commitments and contingencies

Stockholders’ equity:
Preferred stock 500,000 shares authorized, none issued or outstanding	--	--	--
9 3/8% cumulative participating redeemable preferred stock $.01 par value, $12.00 face value, 500,000 shares authorized; 300,000 shares issued and outstanding	3,600,000	3,600,000	3,600,000
Common stock, $.0001 par value; 5,000,000 shares authorized, 2,045,600 shares issued, 2,035,600 outstanding	205	205	205
Additional paidin capital	13,869,545	13,869,545	13,869,545
Accumulated deficit	(1,197,725)	(703,127)	(1,400,498)
Accumulated other comprehensive loss	(229,880)	(29,542)	(235,545)
	16,042,145	16,737,081	15,833,707
Less: Treasury stock, at cost, 10,000 shares of common stock	(70,000)	(70,000)	(70,000)

Total stockholders' equity	15,972,145	16,667,081	15,763,707

Total liabilities and stockholders' equity	$ 60,091,901	$ 59,008,216	$ 59,437,184

The accompanying notes are an integral part of these financial statements.

CONSOLIDATED STATEMENTS OF INCOME

Years Ended June 30, 2003, 2002 and 2001 and

Three Months Ended September 30, 2003 (Unaudited) and 2002 (Unaudited)

	2003	2002	2001	Three Months Ended September 30, 2003 (Unaudited)	Three Months Ended September 30, 2002 (Unaudited)
Investment income:
Interest on loans receivable	$ 6,072,399	$ 5,984,678	$ 6,165,910	$ 1,390,175	$ 1,551,000
Fees and other income	209,680	285,041	273,882	51,224	57,233
Total investment income	6,282,079	6,269,719	6,439,792	1,441,399	1,608,233
Operating expenses:
Interest	2,076,861	2,632,918	3,392,202	372,753	540,686
Salaries and employee benefits	879,074	769,633	627,013	246,547	219,913
Legal fees	304,097	232,494	187,183	62,421	61,927
Other administrative expenses	1,342,129	961,257	1,006,543	378,361	293,104
Loss on assets acquired in satisfaction of loans, net	77,343	78,907	122,912	29,901	9,724
Directors’ fees	36,250	29,750	19,750	13,250	13,250
Foreclosure expenses	313,678	126,565	--	209,630	78,186
Write off and depreciation on interest and loans receivable	852,512	393,145	225,235	255,892	73,229
Total operating expenses	5,881,944	5,224,669	5,580,838	1,568,755	1,290,019
Operating income (Loss)	400,135	1,045,050	858,954	(127,356)	318,214
Other income (expense):
Rental income	--	2,700	15,000	13,836	--
Gain on sale of securities	2,976	--	121,637	5,665	--
Terminated merger costs	--	--	(413,186)	--	--
Total other income (expense)	2,976	2,700	(276,549)	19,501	--
Income (Loss) before income taxes	403,111	1,047,750	582,405	(107,855)	318,214
Income taxes	7,897	8,854	7,896	10,543	11,483
Net income (loss)	395,214	1,038,896	574,509	(118,398)	306,731
Dividends on preferred stock	(337,500)	(68,438)	--	(84,375)	(84,375)
Net income (loss) available to common shareholders	$ 57,714	$ 970,458	$ 574,509	$ (202,773)	$ 222,356

Weighted Average Shares Outstanding
Basic	2,035,600	1,800,614	1,745,600	2,035,600	2,035,600
Diluted	2,035,600	1,800,614	1,745,600	2,035,600	2,035,600

Net Income (Loss) Per Common Share
Basic	$ 0.03	$ 0.54	$ 0.33	$ (0.10)	$ 0.11
Diluted	$ 0.03	$ 0.54	$ 0.33	$ (0.10)	$ 0.11

The accompanying notes are an integral part of these financial statements.

CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME

Years Ended June 30, 2003, 2002 and 2001 and Three

Months Ended September 30, 2003 (Unaudited) and 2002 (Unaudited)

	2003	2002	2001	Three Months Ended September 30, 2003 (Unaudited)	Three Months Ended September 30, 2002 (Unaudited)

Net income (loss)	$ 395,214	$ 1,038,896	$ 574,509	$ (118,398)	$ 306,731

Other comprehensive income
Unrealized loss on equity securities arising during the period	(200,338)	(43,612)	(4,852)	(5,665)	--
Reclassification adjustment for gains included in net income		--	(118,512)	--	--

Total comprehensive income (loss)	$ 194,876	$ 995,284	$ 451,145	$ (124,063)	$ 306,731

The accompanying notes are an integral part of these financial statements.

CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY

Years Ended June 30, 2003, 2002 and 2001and Three

Months Ended September 30, 2003 (Unaudited)

	Common Stock	9 3/8% Cumulative Participating Redeemable Preferred Stock	Additional PaidIn Capital	Treasury Stock	Retained Earnings (Accumulated Deficit)	Accumulated Other Comprehensive Income (Loss)	Total
Balance—July 1, 2000	$175	$--	$13,471,474	$--	$(725,057)	$137,434	$12,884,026
Dividends declared on common stock	--	--	--	--	(528,045)	--	(528,045)
Net income	--	--	--	--	574,509	--	574,509
Unrealized loss on equity securities	--	--	--	--	--	(4,852)	(4,852)
Reclassification adjustment for gains included in net income	--	--	--	--	--	(118,512)	(118,512)
Balance - June 30, 2001	175	--	13,471,474	--	(678,593)	14,070	12,807,125
Dividends declared on common stock	--	--	--	--	(994,991)	--	(994,991)
Dividends declared on preferred stock	--	--	--	--	(68,438)	--	(68,438)
Net income	--	--	--	--	1,038,896	--	1,038,896
Unrealized loss on equity securities	--	--	--	--	--	(43,612)	(43,612)
Net proceeds from stock offering	30	3,600,000	395,571	--	--	--	3,995,601
Issuance of warrants	--	--	2,500	--	--	--	2,500
Reacquisition of common stock	--	--	--	(70,000)	--	--	(70,000)
Balance—June 30, 2002	205	3,600,000	13,869,545	(70,000)	(703,127)	(29,542)	16,667,081
Dividends declared on common stock	--	--	--	--	(552,312)	--	(552,312)
Dividends declared on preferred stock	--	--	--	--	(337,500)	--	(337,500)
Net income	--	--	--	--	395,214	--	395,214
Unrealized loss on equity securities	--	--	--	--	--	(200,338)	(200,338)
Balance—June 30, 2003	205	3,600,000	13,869,545	(70,000)	(1,197,725)	(229,880)	15,972,145
Dividends declared on preferred stock	--	--	--	--	(84,375)	--	(84,375)
Net loss	--	--	--	--	(118,398)	--	(118,398)
Reclassification adjustment for gains included in Net Income (Loss)	--	--	--	--	--	(5,665)	(5,665)
Balance – September 30, 2003 (Unaudited)	$205	$3,600,000	$13,869,545	$(70,000)	$(1,400,498)	$(235,545)	$15,763,707

The accompanying notes are an integral part of these financial statements.

CONSOLIDATED STATEMENTS OF CASH FLOWS

Years Ended June 30, 2003, 2002 and 2001 and Three

Months Ended September 30, 2003 (Unaudited) and 2002 (Unaudited)

	2003	2002	2001	Three Months Ended September30, 2003 (Unaudited)	Three Months Ended September30, 2002 (Unaudited)
Cash flows from operating activities:
Net income (loss)	$ 395,214	$ 1,038,896	$ 574,509	$ (118,398)	$ 306,731
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Depreciation and amortization	77,660	68,633	65,739	25,042	17,373
Gain on sale of equity securities	(2,976)	--	(121,637)	(5,665)	--
Changes in operating assets and liabilities:
Changes in unrealized depreciation on loans receivable and accrued interest receivable	391,000	220,000	(61,500)	84,800	(17,000)
Accrued interest receivable	(609,244)	(418,013)	(56,569)	(5,077)	(201,108)
Prepaid expenses and other assets	(214,478)	(60,259)	153,882	(130,055)	(114,262)
Accrued expenses and other liabilities	51,371	(21,977)	90,988	146,272	263,247
Accrued interest payable	(38,687)	(33,069)	(73,843)	(122,454)	(121,018)
Total adjustments	(345,354)	(244,685)	(2,940)	(7,137)	(172,768)
Net cash provided by (used in) operating activities	49,860	794,211	571,569	(125,535)	133,963
Cash flows from investing activities:
Loans receivable	(276,847)	(836,071)	1,901,660	1,223,114	(1,189,298)
Assets acquired in satisfaction of loans	(34,101)	120,936	21,241	--	4,500
Receivables from debtors on sales of assets acquired in satisfaction of loans	(63,987)	54,552	322,131	--	--
Sales of equity securities	27,726	--	256,557	25,959	--
Purchases of equity securities	(711,166)	(50,025)	(63,224)	(150,600)	(173,000)
Purchase of Medallions	--	--	--	(300,300)	--
Capital expenditures	(143,003)	(37,879)	(33,167)	(314,629)	(10,000)
Net cash provided by (used in) investing activities	(1,201,378)	(748,487)	2,405,198	483,544	(1,367,798)
Cash flows from financing activities:
Net Proceeds from stock offering	--	3,998,101	--	--	--
Proceeds from notes payable, banks	8,385,000	5,320,000	950,000	--	5,270,000
Repayment of notes payable, banks	(7,975,000)	(7,150,000)	(3,200,000)	(1,750,098)	(3,400,000)
Proceeds from debentures payable to SBA	5,050,000	--	--	5,000,000	2,050,000
Repayment of debentures payable to SBA	(3,710,000)	(1,020,000)		(3,720,000)	(2,690,000)
Dividends paid	(873,875)	(994,991)	(528,045)	(84,375)	(68,438)
Net cash provided by (used in) financing activities	876,125	153,110	(2,778,045)	(554,473)	1,161,562
Net increase (decrease) in cash and cash equivalents	(275,393)	198,834	198,722	(196,464)	(72,273)
Cash and cash equivalents:
Beginning of year	774,062	575,228	376,507	498,669	774,062
End of year	$ 498,669	$ 774,062	$ 575,229	$ 302,205	$ 701,789

Supplemental disclosures of cash flow information:
Cash paid during the years for:
Interest	$ 2,115,548	$ 2,665,987	$ 3,548,409	$ 495,207	$ 661,704
Income taxes	$ 15,759	$ 8,551	$ 1,822	$ 10,543	$ 11,483

Supplemental disclosures of noncash investing activities:
Unrealized loss on equity securities arising during the period	$ (200,338)	$ (43,612)	$ (4,852)	$ ---	$ --

Reclassification adjustment for gains included in net income	$ --	$ --	$ (118,512)	$ (5,665)	$ --

Debt settled through reacquisition of common stock	$ --	$ 70,000	$ --	$ --	$ --

Conversion of loans to assets acquired in satisfaction of loans	$ (200,000)	$ (366,210)	$ (344,949)	$ --	$ --

The accompanying notes are an integral part of these financial statements.

AMERITRANS CAPITAL CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements (Information related to the three months ended September 30, 2002 and periods subsequent to June 30, 2003 is unaudited)

1.             Organization and Summary of Significant Accounting Policies

               Organization and Principal Business Activity

               Ameritrans is a specialty finance company that through its subsidiary, Elk, makes loans to taxi owners, to finance the acquisition and operation of the medallion taxi businesses and related assets, and to other small businesses in the New York City, Chicago, Miami, and Boston markets.  The Company believes that it operates in one reportable business segment.

               Ameritrans Capital Corporation ("Ameritrans"), a Delaware corporation, acquired all of the outstanding shares of Elk Associates Funding Corporation ("Elk") on December 16, 1999 in an exchange of stock.  The acquisition was accounted for as a purchase.  Prior to the acquisition, Elk had been operating independently and Ameritrans had no operations.

               Elk, a New York corporation, is licensed by the Small Business Administration ("SBA") to operate as a Small Business Investment Company ("SBIC") under the Small Business Investment Act of 1958, as amended.  Elk is also registered as an investment company under the Investment Company Act of 1940 to make business loans.

               Basis of Consolidation

               The consolidated financial statements include the accounts of Ameritrans, Elk EAF Holding Corporation ("EAF"), EAF Enterprises LLC and Medallion Auto Management LLC and are collectively referred to as the "Company." EAF, EAF Enterprises LLC and Medallion Auto Management LLC are all wholly owned subsidiaries of Elk.  All significant inter company transactions have been eliminated in consolidation.

               EAF was formed in June 1992 and began operations in December 1993.  The purpose of EAF is to own and operate certain real estate assets acquired in satisfaction of loans by Elk.

               EAF Enterprises LLC was formed in June 2003 and began operations in July 2003.  The purpose of EAF Enterprises LLC is to own, lease and resell medallions acquired in satisfaction of foreclosures by Elk.

               Medallion Auto Management LLC was formed in June 2003 and began operations in July 2003.  The purpose of Medallion Auto Management LLC is to own, lease and resell automobiles in conjunction with the medallions owned by EAF Enterprises LLC.

               Ameritrans organized another subsidiary on June 8, 1998.  Elk Capital Corporation ("Elk Capital"), which may engage in similar lending and investment activities.  Since inception, Elk Capital has had no operations.

               Loan Valuations

               The Company’s loans are recorded at fair value determined by its Board of Directors (the "Board").  Since no ready market exists for these loans, their fair value is determined in good faith by members of the Company’s Board.  In determining fair value, management and the Board consider factors such as the financial condition of the borrower, the adequacy of the collateral, individual credit risks, historical loss experience and the relationships between current and projected market rates and portfolio rates of interest and maturities.  To date, the fair value of the loans has been determined to approximate cost less unrealized depreciation.  No loans have been recorded above cost.

               Unrealized depreciation in loan values has generally been caused by specific events related to credit risk.  Loans are considered "non performing" once they become 90 days past due as to principal or interest.  These past due loans are periodically evaluated by management and if, in the judgment of management, the amount is not collectible and the fair value of the collateral is less than the amount due, a reserve is established.  If the fair value of the collateral exceeds the loan balance at the date of valuation, the Company makes no write down of the loan amount.

               Cash and Cash Equivalents

               For the purposes of the statement of cash flows, the Company considers all short term investments with an original maturity of three months or less when acquired to be cash equivalents.

               Equity Securities

               Equity securities are  comprised principally of common stock investments in various companies.  The Company currently classifies all equity securities as available for sale.  Securities classified as available for sale are required to be reported at fair value with unrealized gains and losses, net of taxes, excluded from earnings and shown in the statement of comprehensive income, and separately as a component of accumulated other comprehensive income within stockholders’ equity.  Realized gains and losses on the sale of securities available for sale are determined using the specific identification method.

               Income Taxes

               Ameritrans and Elk have elected to be taxed as Regulated Investment Companies under the Internal Revenue Code (the "Code").  A Regulated Investment Company will generally not be taxed at the corporate level to the extent its income is distributed to its stockholders.  In order to be taxed as a Regulated Investment Company, the Company must pay at least 90 percent of its net investment company taxable income to its stockholders as well as meet other requirements under the Code.  In order to preserve this election for fiscal 2003, the Company intends to make the required distributions to its stockholders in accordance with the Code.

               Depreciation and Amortization

               Depreciation and amortization are computed on the straight line method over the useful lives of the respective assets.  Leasehold improvements are amortized over the life of the respective leases.

               Deferred Loan Costs and Fees

               Deferred loan costs are included in prepaid expenses and other assets.  Amortization of deferred loan costs is computed on the straight line method over the respective loan term.  At September 30, 2003, June 30, 2003 and 2002, deferred loan costs and commitment fees amounted to $356,459, $244,198 and $163,812, respectively, net of accumulated amortization of  $258,771, $246,033 and $200,169, respectively.  Amortization expense for the years ended June 30, 2003, 2002 and 2001 was $45,864, $36,609 and $24,455, respectively, and for the three months ended September 30, 2003 and 2002 was $12,738 and $10,719, respectively.

               Assets Acquired in Satisfaction of Loans

               Assets acquired in satisfaction of loans are carried at their estimated fair values less estimated selling costs.  Losses incurred at the time of foreclosure are charged to the unrealized depreciation on loans receivable.  Subsequent reductions in estimated net realizable value are recorded as losses on assets acquired in satisfaction of loans.

               Use of Estimates

               The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period.  Actual results could differ from those estimates.  Estimates that are particularly susceptible to change relate to the determination of the fair value of loans receivable and the fair value of financial instruments.

               Treasury Stock

               Treasury stock is recorded at cost.  Gains and losses on disposition of treasury stock, if any, are recorded as increases or decreases to additional paid in capital with losses in excess of previously recorded gains charged directly to retained earnings.

               Earnings Per Share

               Basic earnings per share includes no dilution and is computed by dividing income available to common stockholders by the weighted average number of common shares outstanding for the period.  Diluted earnings per share reflect, in periods in which they have a dilutive effect, the effect of common shares issuable upon the exercise of stock options and warrants.  The difference between reported basic and diluted weighted average common shares results from the assumption that all dilutive stock options outstanding were exercised.  For the years presented, the effect of common stock equivalents has been excluded from the diluted calculation since the effect would be antidilutive.

               Income Recognition

               Interest income, including default interest, is recorded on an accrual basis and in accordance with loan terms to the extent such amounts are expected to be collected.  The Company recognizes interest income on loans classified as non performing only to the extent that the fair market value of the collateral exceeds the loan balance.

               Stock Options

               The Company uses the intrinsic value method of accounting for employee stock options in accordance with APB No. 25 as permitted by Statement of Financial Accounting Standards No. 123, "Accounting for Stock Based Compensation."  Under APB No. 25, compensation cost for stock options is measured as the excess, if any, of the quoted market price of the stock at the date of the grant over the option price.  However, companies that do not adopt SFAS No. 123 must provide additional disclosure as if they had adopted SFAS 123.  The compensation cost is recognized over the vesting period of the options.

               Financial Instruments

               The carrying value of cash and cash equivalents, accrued interest receivable and payable, and other receivables and payables approximates fair value due to the relative short maturities of these financial instruments.  The estimated fair value of publicly traded equity securities is based on quoted market prices and the estimated fair value of privately held equity securities are recorded at the lower of cost or fair value.  The estimated fair value of bank debt as well as debentures is based on the terms of similar debt arrangements.  Loans receivable are recorded at their estimated fair value.

               Derivatives

               The Company from time to time enters into interest rate swap agreements in order to manage interest rate risk.  The Company does not use interest rate swaps or other derivatives for trading or other speculative purposes.  In accordance with Statement of Financial Standards No. 133, all derivative instruments are recorded at fair value.  For derivative instruments designed as cash flow hedges, the effective portion of that hedge is deferred and recorded as a component of accumulated other comprehensive income.  That portion of the hedge deemed to be ineffective is recognized immediately in the consolidated statements of income.

               Presentation of Prior Year Data

                Certain reclassifications have been made to conform prior year data with the current presentation.

               New Accounting Standards

               In December 2002, the FASB issued Statement of Financial Accounting Standards No. 148 (SFAS 148), "Accounting for Stock Based Compensation—Transition and Disclosure."  SFAS 148 amends SFAS 123, "Accounting for Stock Based Compensation," to provide alternative methods of transition for an entity that voluntarily changes to the fair value based method of accounting for stock based employee compensation.  The adoption of this pronouncement did not have a material effect on the consolidated financial statements as the Company continues to apply the intrinsic value method in accordance with APB No. 25.

               In January 2003 the FASB issued Interpretation No. 46, "Consolidation of Variable Interest Entities."  This standard will require all variable interest entities ("VIEs") to be consolidated by the primary beneficiary.  The primary beneficiary is the entity that holds the majority of the beneficial interests in the VIEs.  These requirements are effective for financial statements issued after January 31, 2003, and are not expected to have a material impact on the Company’s consolidated financial position or results of operations.

               In May 2003, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards No. 150 ("SFAS 150"), "Accounting for Certain Financial Instruments With Characteristics of Both Liabilities and Equity."  This Statement establishes standards for users to follow in classifying and measuring certain financial instruments with characteristics of both liabilities and equity.  This Statement is effective for the first interim period after June 15, 2003.  The adoption of this Standard did not have a significant impact on its consolidated results of operations and financial position.

               Acquisition of Medallions and Other Property

               During the quarter ended September 30, 2003, , five Chicago taxi medallions were purchased by a wholly owned subsidiary of the Company, EAF Enterprises LLC, for $300,300 representing the purchase of medallions that were foreclosed by Elk through its routine lending operations.  Another subsidiary, Medallion Auto Management LLC, purchased vehicles for $163,233 to be leased in conjunction with the medallions owned by EAF Enterprises LLC to individual taxi operators.  Other capital expenditures include the purchase of furniture and equipment and expenses for leasehold improvements related to the additional office and storage space acquired in July 2003.

2.             Assets Acquired in Satisfaction of Loans

Assets acquired in satisfaction of loans consist of the following as of September 30, 2003, June 30, 2003 and 2002:

	Real Estate	Artwork	Assigned Mortgage and Note	Equipment	Total

Balance—July 1, 2001	$ 478,435	$ 38,250	$ 416,129	$ --	$ 932,814
Additions	--	--	240,310	125,899	366,209
Sales	(190,935)	--	--	--	(190,935)

Balance—June 30, 2002	287,500	38,250	656,439	125,899	1,108,088
Additions	--	--	--	200,000	200,000
Sales	--	--	--	(165,899)	(165,899)

Balance—June 30, 2003	$ 287,500	$ 38,250	$ 656,439	$ 160,000	$ 1,142,189
Additions	--	--	--	--	--
Sales	--	--	--	--	--

Balance—September 30, 2003	$ 287,500	$ 38,250	$ 656,439	$ 160,000	$ 1,142,189

3.             Loans Receivable

               Loans are considered non performing once they become 90 days past due as to principal or interest.  The Company has loans of approximately $8,720,000, $9,818,000 and $5,009,250 at September 30, 2003, June 30, 2003 and 2002, respectively, which are considered non performing.  These loans, which were made predominantly to the Chicago market, are either fully or substantially collateralized and are personally guaranteed by the debtor.  The following table sets forth certain information concerning performing and non performing loans as of September 30, 2003, June 30, 2003 and 2002:

	September 30, 2003	June 30, 2003	June 30, 2002

Loans receivable, net	$53,845,064	$ 55,068,178	$ 54,791,331
Performing loans	$45,125,056	45,249,862	49,782,081

Non performing loans	$8,720,008	$ 9,818,316	$ 5,009,250

Average balance of non performing loans	$9,269,162	$ 7,413,783	$ 4,096,277

               Changes in the unrealized depreciation on loans receivable and interest receivable are summarized as follows:

	Unrealized depreciation on interest receivable	Unrealized depreciation on loans receivable

Balance—June 30, 2001	$ --	$ 318,500

Increases, net	300,000	--

Decreases, net	--	(80,000)

Balance—June 30, 2002	300,000	238,500

Increase, net	391,000	--

Balance—June 30, 2003	691,000	238,500

Increase, net	84,800	--

Balance—September 30, 2003	$ 775,800	$ 238,500

                The Company has pledged its loans receivable and other assets as collateral for its lines of credit (see Note 7).

 4.             Equity Securities

               Equity securities consist of the following as of September 30, 2003, June 30, 2003 and 2002:

	Chicago Taxicab Medallions	Dry Cleaner Company	Telecomuni cations and Technology	Cosmetics Company	Hotel	Taxi Vehicle Distributor	Real Estate	Total

Balance—July 1, 2001	$ 59,114	$ 14,000	$ 363,800	$ --	$ --	$ --	$ --	$ 436,914

Purchase of securities	--	--	--	50,025	--	--	--	50,025
Unrealized loss on equity securities arising during the period	(274)	--	(11,655)	(31,683)	--	--	--	(43,612)

Balance—June 30, 2002	58,840	14,000	352,145	18,342	--	--	--	443,327

Purchase of securities	--	--	68,905	--	310,000	100,000	232,261	711,166
Sale of securities	(24,750)	--	--	--	--	--	--	(24,750)
Unrealized loss on equity securities arising during the period	(8,131)	--	(174,865)	(17,342)	--	--	--	(200,338)
Balance—June 30, 2003	25,959	14,000	246,185	1,000	310,000	100,000	232,261	929,405

Purchase of securities	--	--	--	--	--	100,000	50,600	150,600
Sale of securities	(20,294)	--	--	--	--	--	--	(20,294)
Unrealized loss on equity securities arising during the period	(5,665)	--	--	--	--	--	--	(5,665)

Balance—September 30, 2003	$ --	$ 14,000	$ 246,185	$ 1,000	$ 310,000	$ 200,000	$ 282,861	$ 1,054,046

               The fair value of publicly traded corporate equity securities is based on quoted market prices.  Privately held corporate equity securities are recorded at the lower of cost or fair value.  For these non quoted investments, the Company reviews the assumptions underlying the financial performance of the privately held companies in which the investments are maintained.  If and when a determination is made that a decline in fair value below the cost basis is other than temporary, the related investment is written down to its estimated fair value.

5.             Furniture, Equipment and Leasehold Improvements

               Major classes of furniture, equipment and leasehold improvements as of September 30, 2003, June 30, 2003 and 2002 are as follows:

	September 30, 2003	June 30, 2003	June 30, 2002	Estimated Useful Lives

Furniture and fixtures	$ 61,626	$ 182,299	$ 179,586	7 years
Office equipment	287,545	376,994	296,171	3–5 years
Leasehold improvements	140,142	35,406	21,802	Life of lease
Automobiles	163,233	--	--	5 years
	652,546	594,699	497,559
Less accumulated depreciation	177,119	421,599	389,802

	$ 475,427	$ 173,100	$ 107,757

               Depreciation expense for the years ended June 30, 2003, 2002 and 2001 was $31,797, $32,024 and $41,284, respectively, and for the three months ended September 30, 2003 and 2002 was $8,866 and $6,654, respectively.

6.             Debentures Payable to SBA

               At September 30, 2003 (unaudited), June 30, 2003 and 2002 debentures payable to the SBA consist of subordinated debentures with interest payable semiannually, as follows:

Issue Date	Due Date	% Interest Rate	September 30, 2003 (Unaudited)	2003	2002

September 1993	September 2003	6.12*	$ --	$ 1,500,000	$ 1,500,000
September 1993	September 2003	6.12*	--	2,220,000	2,220,000
September 1994	September 2004	8.20**	--	--	2,690,000
June 1996	June 2006	7.71**	--	--	1,020,000
March 1997	March 2007	7.38***	430,000	430,000	430,000
September 2002	September 2012	4.67****	2,050,000	2,050,000	--
March 2003	March 2013	4.63****	3,000,000	3,000,000	--
September 2003	March 2014	1.68****	5,000,000	--	--

			$ 10,480,000	$ 9,200,000	$ 7,860,000

* Interest rate was 3.12% from inception through September 1998.
** The loan was prepaid in full during the fiscal year ended June 30, 2003.
*** The Company is also required to pay an additional annual user fee of 1% on this debenture.
**** The Company is also required to pay an additional annual fee of .866% on this debenture.

               Under the terms of the subordinated debentures, the Company may not repurchase or retire any of its capital stock or make any distributions to its stockholders other than dividends out of retained earnings (as computed in accordance with SBA regulations) without the prior written approval of the SBA.  Dividends paid in 2003 and 2002 were in accordance with SBA regulations.

               SBA Commitment

               In January 2002 the Company and the SBA entered into an agreement whereby the SBA committed to reserve debentures in the amount of $12,000,000 to be issued by the Company on or prior to September 30, 2006.  A 2% leverage fee will be deducted pro rata as the commitment proceeds are drawn down.  A $120,000 non refundable fee has been paid by the Company.

               Issuance of Debentures

               In September 2003, the Company completed the sale of $5,000,000 in debentures under its outstanding SBA commitment.  The term of the debenture is 10 1/2 years, maturing in March 2014.  The interim interest rate from September 2003 to March 2004, is 1.682% plus a user fee of 0.866%.  A new long term interest rate will be determined in March 2004 as part of the SBA pooling process.  The two debentures issued in September 1993 that matured in September 2003 in the respective principal amounts of $1,500,000 and $2,220,000 were paid and satisfied in full out of the proceeds of the new $5,000,000 debenture issued in September 2003.

7.             Notes Payable to Banks

               At September 30, 2003 (unaudited) and June 30, 2003 and 2002 the Company had loan commitments with three banks for lines of credit aggregating $40,000,000.  At September 30, 2003 (unaudited) and June 30, 2003 and 2002, the Company had $32,379,902, $34,130,000 and $33,720,000, respectively, outstanding under these lines.  These loans, which mature through November 30, 2003, bear interest at the lower of either the reserve adjusted LIBOR rate plus 1.5% or the banks’ prime rate minus 0.50%.  At September 30, 2003, the weighted average interest rate on outstanding bank debt was approximately 2.62%.

               Upon maturity, the Company anticipates extending the lines of credit for another year, as has been the practice in previous years.  Pursuant to the terms of the agreements the Company is required to comply with certain covenants and conditions, as defined in the agreements.  The Company has pledged its loans receivable and other assets as collateral for the above lines of credit.

8.             Preferred Stock

               Ameritrans had 1,000,000 shares of "blank check" preferred shares authorized of which 500,000 shares were designated as 9 3/8% cumulative participating preferred stock $.01 par value, $12.00 face value.  The remaining 500,000 shares of these "blank check" preferred shares were unissued at June 30, 2003 and 2002, and September 30, 2003.

               As part of the April 24, 2002 stock offering (see Note 10) Ameritrans issued 300,000 shares of 9 3/8% cumulative participating preferred stock $.01 par value, $12.00 face value.  These preferred shares are redeemable at the option of the Company at the face value plus an additional amount up to 8% of face value, based on certain criteria, through April 2007.

9.             Common Stock

               Ameritrans has 5,000,000 authorized common shares, $0.0001 par value, of which 1,745,600 shares were issued and outstanding after the shares exchange with Elk (see Note 1) as of June 30, 2001.

               As part of the April 24, 2002 stock offering (see Note 10) the Company issued an additional 300,000 shares of common stock.

               Pursuant to a foreclosure agreement with a borrower, Elk obtained 10,000 shares of Ameritrans common stock, which had previously been pledged by the borrower as collateral.  At September 30, 2003, June 30, 2003 and 2002 these shares are recorded as treasury stock at cost, which was the market value of the shares at the foreclosure date.

10.          Stock Offering

               On April 24, 2002 the Company completed a public offering of 300,000 units, each unit consisting of one share of common stock, one share of 9 3/8% cumulative participating preferred stock, $.01 par value, face value $12.00, and one redeemable warrant exercisable into one share of common stock.  Each warrant entitles the holder to purchase one share of common stock at an exercise price of $6.70, subject to adjustment, until April 2007.  The warrants may be redeemed by the Company under certain conditions.  To date, no warrants have been exercised.  The gross proceeds from the offering was $5,700,000 less costs and commissions of $1,704,399 resulting in net proceeds of $3,995,601.  The underwriter had the option to increase this offering by 45,000 units to cover over allotments through June 2, 2002, which option was not exercised.  The underwriter also earned the right in exchange for $2,500 to purchase up to 30,000 units at an exercise price of $21.45 per unit, each unit consisting of one share of common stock, one share of 9 3/8% cumulative participating preferred stock, $.01 par value, face value $12.00, and one redeemable warrant exercisable at $8.40 per share.  These units are exercisable over a five year period which commenced April 18, 2003.  To date, the underwriter has not exercised the right to purchase these units.

11.          Income Taxes

               The provision for income taxes for the years ended June 30, 2003, 2002 and 2001, and for the three months ended September 30, 2003 and 2002 consists of the following:

	2003	2002	2001	Three Months Ended September 30, 2003	Three Months Ended September 30, 2002

Federal	$ 473	$ 1,067	$ 2,562	$ 3,000	$ 5,266
State and local	7,424	7,787	5,334	7,543	6,217

	$ 7,897	$ 8,854	$ 7,896	$ 10,543	$ 11,483

               In order to be taxed as a Regulated Investment Company, the Company must pay at least 90% of its net taxable income to its stockholders.  The above provision represents income taxes accrued on undistributed income for the respective years.

12.          Related Party Transactions

               The Company paid approximately $38,000, $64,000 and $29,000 to a related law firm for the years ended June 30, 2003, 2002 and 2001, respectively, and ($1,000) and $12,000 for the three months ended September 30, 2003 and 2002, respectively, for legal services provided.

               During the year ended June 30, 2001, the Company rented office space on a month to month basis from an affiliated entity without a formal lease agreement.  On July 1, 2001 the Company entered into a sublease agreement with this affiliated entity requiring rental payments of $3,292 per month, which expires April 30, 2004.  As part of this agreement the affiliated entity, at the Company’s request, rented an additional 1,800 square feet of office space contiguous with the Company’s offices.  Until the Company utilizes the additional space, the affiliated entity sublets the additional space to unaffiliated tenants.  In the event all or a portion of the additional space is vacant, the Company has agreed to reimburse the affiliated entity for any losses on the sublease up to a maximum of $58,000 per year.  During the years ended June 30, 2003 and 2002 and the three months ended September 30, 2002, the Company paid the affiliated entity approximately $3,500, $7,000, and $1,775, respectively, relating to this additional space.  Rent expense amounted to $59,290, $44,965, and $39,600 for the years ended June 30, 2003, 2002 and 2001, respectively, and $23,560 and $15,710 for the three months ended September 30, 2003 and 2002, respectively.

               The Company also shares overhead costs with this affiliated entity and reimburses it for certain office costs.  Overhead cost payments will be a minimum of $7,333 per month expiring April 30, 2004.  Overhead costs and reimbursed office and salary expenses amounted to $84,989, $98,925 and $91,301 for the years ended June 30, 2003, 2002 and 2001, respectively, and $26,503 and $18,275 for the three months ended September 30, 2003 and 2002, respectively.  The Company expects to renew its sublease with the affiliated entity by executing a new formal sublease agreement for a new ten year term commencing on May 1, 2004 through April 30, 2014, which will also require the Company to make payments of shared office expense.  The renewal sublease was approved by the Company’s Board.

               Effective July 1, 2003, the Company entered into a new ten year sublease for additional office and storage space with an entity in which an officer and shareholder of the Company has an interest.  The new sublease calls for rental payments ranging from $38,500 to $54,776 per annum from the first year ending June 30, 2004 through the year ending June 30, 2013.  The sublease contains a provision that either party may terminate the lease in years seven through ten with six months’ notice.

               The future minimum rental and overhead costs for the next five years and in the aggregate thereafter are as follows:

Year Ending June 30	Rent	Overhead

2004	$ 71,420	$ 73,330
2005	39,850	--
2006	41,245	--
2007	42,689	--
2008	44,183	--
Thereafter	251,148	--

	$ 490,535	$ 73,330

13.          Commitments and Contingencies

               Interest Rate Swap

               On June 11, 2001, the Company entered into a $10,000,000 notional amount interest rate swap transaction with a bank which expired on June 11, 2002.  Also on June 11, 2001, the Company entered into another interest rate swap transaction for $15,000,000 notional amount with this bank expiring June 11, 2003.  On February 11, 2003, the Company entered into another interest rate swap transaction for $5,000,000 notional amount with the same bank expiring February 11, 2005.  These swap transactions were entered into to protect the Company from an upward movement in interest rates relating to outstanding bank debt and settle the 11th day of each month.  These swap transactions call for a fixed rate of 4.35%, 4.95%, and 3.56%, respectively for the Company and if the floating one month LIBOR rate is below the fixed rate then the Company is obligated to pay the bank for the difference in rates.  When the one month LIBOR rate is above the fixed rate then the bank is obligated to pay the Company for the differences in rates.

               Employment Agreements

               In July 2001, the Company entered into an employment agreement with an executive.  This agreement was amended and restated in December 2002.  The amended and restated agreement calls for annual compensation of $296,500, $321,500, $336,500, $348,900 and $361,800, respectively, for the five fiscal years beginning July 1, 2003.  The agreement also calls for a discretionary bonus based on the determination by the Board of Directors but in no event shall it be less than $15,000 per year as well as certain other benefits.  The amended and restated agreement expires July 1, 2008 but will automatically renew for an additional five (5) years unless either the Company or the executive gives notice of non renewal.  In July 2001, the Company also entered into a consulting agreement with this executive.  This agreement was amended and restated in December 2002.  The amended and restated agreement does not become effective unless the employment agreement between the Company and the executive is terminated.  If the employment agreement is terminated under certain circumstances, as defined, the consulting agreement becomes effective and continues for a period of five (5) years.  The amended and restated consulting agreement calls for compensation of one half of the executive’s base salary in effect at the termination date of the employment agreement plus any bonus paid.

               From October 2001 through December 2002, the Company entered into employment agreements with five executives whereby the Company would pay a minimum aggregate base salary, including minimum bonus, of approximately $462,000 per annum plus discretionary bonuses.  The agreements also call for annual increases in base salary.  These employment agreements expire from October 2006 through June 2008, but will be automatically renewed for an additional five (5) years unless either the Company or the executives give notice of non renewal.

14.          Defined Contribution Plan

               On April 15, 1996, the Company adopted a simplified employee pension plan covering all eligible employees of the Company. Contributions to the plan are at the discretion of the Board of Directors.  During the years ended June 30, 2003, 2002 and 2001, contributions amounted to $86,443, $79,484 and $77,289, respectively, and $27,695 and $21,737 for the three months ended September 30, 2003 and 2002, respectively.

15.          Stock Option Plans

               Employee Incentive Stock Option Plan

               During September 1998, Elk adopted an employee incentive stock option plan.  An aggregate of 125,000 shares of common stock were authorized for issuance under the plan. Subsequently Ameritrans adopted an employee stock option plan which is substantially identical to and successor to the Elk plan.  During January 2002, the plan was amended to increase the shares of common stock authorized for issuance to an aggregate of 200,000 shares.  The plan provides that options may be granted to attract and retain key employees of the Company.  Options granted under the plan vest immediately and are exercisable for periods ranging from five to ten years

 .

               Under the plan, the option price will be equal to at least the market value of the common stock on the grant date for employees and 110% of market value for stockholders who own more than 5% of the common stock.  In January 1999, the Company granted 100,000 options to certain key employees at an exercise price ranging from $8.878 to $9.7625 per share.  There were no options granted during the years ended June 30, 2003, 2002 or 2001

               Non Employee Directors Stock Option Plan

               On August 31, 1999, the Company adopted a Non Employee Directors Stock Option Plan (the "Plan") with an aggregate of 75,000 options authorized for issuance.  During January 2002, the Board of Directors and shareholders approved an amendment to the Plan to increase the aggregate of options authorized for issuance to 125,000 and to provide for automatic grants of options upon re election of eligible directors.  This amendment is still subject to the approval of the Securities and Exchange Commission.  The Plan provides that options may be granted to attract and retain qualified persons to serve as directors of the Company.  Options granted under this Plan are exercisable twelve months from the date of grant and expire five years from the date of grant.  In addition, the option price will not be less than the market value of the common stock on the grant date.  In August 1999, the Company granted 22,224 options to four directors at an exercise price of $9.00 per share.  In January 2000, the Company granted an additional 11,112 options to two directors at an exercise price of $9.00 per share.  During the year ended June 30, 2002, 11,112 of these options were subsequently terminated.  There were no additional options granted for the years ended June 30, 2003, 2002 or 2001.

               A summary of Stock Option Plan’s transactions at September 30, 2003 and in fiscal periods 2003, 2002 and 2001 is as follows:

	Number of Shares	Weighted Average Exercise Price Per Share
Options outstanding at June 30, 2001	133,336	$9.11
Granted	--	--
Canceled	(11,112)	$9.00
Exercised	--	--

Options outstanding at June 30, 2002	122,224	$9.12
Granted	--	--
Canceled	--	--
Exercised	--	--

Options outstanding at June 30, 2003	122,224	$9.12
Granted	10,917	$9.00
Cancelled	--	--
Exercised	--	--
Options outstanding at September 30, 2003	133,141	9.11

               The following table summarizes information about the stock options outstanding under the Company’s option plans as of June 30, 2003:

Options Outstanding			Options Exercisable
Number Outstanding at June 30, 2003	Weighted Average Remaining Contractual Life	Weighted Average Exercise Price	Number Exercisable at June 30, 2003	Weighted Average Exercise Price

70,000	5.5 years	$8.88	70,000	$8.88
22,224	1.2 years	$9.00	22,224	$9.00
30,000	0.5 years	$9.76	30,000	$9.76

122,224			122,224

               Pro forma information regarding net income and earnings per share is required by SFAS 123, and has been determined as if the Company had accounted for its employee stock options under the fair value method required by SFAS 123. The fair market value for these options was estimated at the date of grant using a Black Scholes option pricing model.

               The Black Scholes option valuation model was developed for use in estimating the fair value of traded options, which have no vesting restrictions and are fully transferable. In addition, option valuation models require the input of highly subjective assumptions including the expected stock price volatility.  Because the Company’s employee stock options have characteristics significantly different from those of traded options, and because changes in the subjective input assumptions can materially affect the fair value estimate, in management’s opinion, the existing models do not necessarily provide a reliable single measure of the fair value of its employee stock options.

               For purposes of pro forma disclosures, the estimated fair value of the options is amortized to expense over the vesting period of the options.  There is no pro forma net income effect for the years ended June 30, 2003, 2002 and 2001.

16.          Other Matters

               Terminated Merger Costs

               On January 31, 2001 the proposed agreement and plan of merger (the "Merger Agreement") between the Company and Medallion Financial Corp. was terminated by the Company because the parties were unable to reach mutually agreeable terms for an extension of the closing date. Merger costs incurred by the Company amounted to $413,186 for the year ended June 30, 2001.

17.          Quarterly Financial Data (Unaudited)

               For the year ended June 30, 2003:

	First Quarter	Second Quarter	Third Quarter	Fourth Quarter

Investment income	$ 1,608,233	$ 1,588,869	$ 1,547,685	$ 1,537,685
Operating income (loss)	318,214	259,287	(93,404)	(83,962)
Income (loss) before taxes	318,214	259,287	(93,404)	(80,986)
Net income (loss)	306,731	259,287	(97,847)	(72,957)
Net income (loss) per common share
Basic	0.11	0.09	(0.09)	(0.08)
Diluted	0.11	0.09	(0.09)	(0.08)

               For the year ended June 30, 2002:

	First Quarter	Second Quarter	Third Quarter	Fourth Quarter

Investment income	$ 1,525,331	$ 1,473,801	$ 1,638,307	$ 1,632,280
Operating income	321,422	323,075	220,697	179,856
Income before taxes	322,622	323,075	222,197	179,856
Net income	321,552	323,075	215,671	178,598
Net income per common share
Basic	0.18	0.19	0.12	0.05
Diluted	0.18	0.19	0.12	0.05

 SCHEDULE OF LOANS

               June 30, 2003

Type of Loan	Number of Loans	Interest Rates	Maturity Dates (in Months)	Balance Outstanding

New York City:
Taxi medallion	48	6%–13%	2–49	$ 12,984,115
Radio car service	16	11%–13.5%	2–47	128,765

Chicago:
Taxi medallion	503	9%–14.9%	2–143	23,184,463

Boston:
Taxi medallion	17	7.25%–11.5%	11–48	2,241,768

Miami:
Taxi medallion	74	7.25%–16%	1–95	2,947,608

Other loans:
Restaurant/food service	6	10%–12.5%	4–95	910,922
Car wash/auto center	5	8.5%–15%	47–60	631,203
Dry cleaner	15	6.75%–14.5%	1–59	1,144,096
Laundromat	29	7.5%–14.25%	3–141	5,945,861
Financial services	1	10%	60	252,781
Black car service (real property)	2	10.25%	41	395,149
Auto sales	6	10%–12%	12–44	596,206
Movie theater	1	16%	12	174,984
Retirement home	2	14%–16%	84–97	235,872
Commercial construction	4	13%–14%	14–60	965,916
Telecommunications	1	12%	18	75,085
Leather goods	1	14%	30	187,233
Beverage distributor	1	14.5%	91	211,874
Marina	1	14.5%	34	224,247
Plumbing and heating supplies	1	14%	95	136,383
Real estate	2	13.5%–15%	31–63	180,037
Florist	1	7.25%	46	366,885
Food market	2	12%–16%	48–72	391,895
Debt collection	2	10%	23–26	558,521
Software company	2	8%	39	34,808
Taxicab distributor	1	6%	36	200,000

Total loans receivable				55,306,678
Less unrealized depreciation on loans receivable				(238,500)

Loans receivable, net				$ 55,068,178

               The accompanying notes are an integral part of these financial statements.